Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

April 19, 2002

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated April 19, 2002 of AFC Enterprises, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Ve	ry truly yours,

/s/	ARTHUR ANDERSEN LLP

cc:  Mr. Frank J. Belatti, Chairman of the Board and CEO, AFC Enterprises, Inc.